EXHIBIT (8)(b)(4)

AMENDMENT No. 7 TO PARTICIPATION AGREEMENT (AIM/INVESCO)

AMENDMENT TO

PARTICIPATION AGREEMENT

The Participation Agreement (the “Agreement”), dated as of May 1, 2002, by and among AIM Variable Insurance Funds, a Delaware trust (“AVIF”), Transamerica Financial Life Insurance Company (“LIFE COMPANY”) and Transamerica Capital, Inc., is hereby amended as follows.

1.	Section 22. Force Majeure, is hereby renumbered as Section 21.

2.	A new Section 22. is hereby added to the Agreement:

Section 22. Confidential Information.

(a) Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order.

(b) Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

(c) Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of the Commonwealth of Massachusetts relating to personal information security and with all other applicable federal, state and international laws and regulations relating to personal information security.

3.	A new Section 23. is hereby added to the Agreement as follows:

Section 23. Summary Prospectus.

Should AVIF and LIFE COMPANY desire to distribute the prospectuses of the funds within AVIF pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the Parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

(a) For purposes of this Section 23. the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

(b) AVIF shall provide, or cause to provide, LIFE COMPANY with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that AVIF provide LIFE COMPANY with Statutory Prospectuses. If AVIF makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, unless the Parties agree otherwise, AVIF shall, instead of providing LIFE COMPANY with a revised Summary Prospectus, provide LIFE COMPANY with a supplement setting forth the changes in the Rule 497 filing.

(c) AVIF and/or the UNDERWRITER shall be responsible for compliance with Rule 498(e).

(d) AVIF and UNDERWRITER each represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to AVIF and its series. AVIF further represents and warrants that it has reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

(e) AVIF and UNDERWRITER each agree that the URL indicated on each Summary Prospectus will lead policyholders/contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”) and that such Landing Page will host the current AVIF and series’ documents required to be posted in compliance with Rule 498. AVIF shall immediately notify LIFE COMPANY of any interruptions in availability of this Landing Page that last more than 24 hours. Such Landing Page will contain the investment options available under the Agreement.

(f) AVIF and UNDERWRITER represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(i) involving policyholder/contract owner requests for additional AVIF documents made directly to AVIF. AVIF and UNDERWRITER further represent and warrant that any information obtained about policyholders/contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional AVIF documents.

(g) LIFE COMPANY represents and warrants that it will respond to requests for additional fund documents made by policyholders/contract owners directly to LIFE COMPANY or one of its affiliates.

(h) LIFE COMPANY represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

(i) If AVIF determines that it will end its use of the Summary Prospectus delivery option, AVIF and UNDERWRITER will provide LIFE COMPANY with at least 90 days’ advance notice of its intent.

(j) The Parties agree that LIFE COMPANY is not required to distribute Summary Prospectuses to its policyholders/contract owners, but rather that the use of the Summary Prospectus will be at the discretion of LIFE COMPANY. LIFE COMPANY agrees that it will give UNDERWRITER and AVIF reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

(k) The Parties agree that all other provisions of the Participation Agreement, including, the Indemnification provisions, will apply to the terms of this Section 23., as applicable.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective date: May 1, 2011.

AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

By: Name: Title:	/s/ John M. Zerr John M. Zerr Senior Vice President

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By: Name: Title:	/s/ Arthur D. Woods Arthur D. Woods Vice President

TRANSAMERICA CAPITAL, INC.

By: Name: Title:	/s/ Brenda L. Smith Brenda L. Smith Assistant Vice President